Exhibit 10.68




                                                   May 14, 2003



Mr. Alan M. Mandel
Chief Financial Officer
Smith & Wollensky Restaurant Group, Inc.
1114 First Avenue, 6th Flr.
New York, NY  10021

Dear Alan,

        This letter is to confirm the following understandings of Morgan Stanley Dean Witter Commercial Financial Services, Inc. ("Lender") with reference to the Term Loan Agreement dated August 23, 2002 ("First Loan Agreement"), among S&W of Las Vegas, LLC ("Borrower"), Smith & Wollensky Restaurant Group, Inc. ("Guarantor") and Lender and the Term Loan Agreement dated December 24, 2002 ("Second Loan Agreement"; and together with the First Loan Agreement, the "Term Loan Agreements"), among Borrower, Guarantor, Dallas S&W, L.P. ("Dallas") and
Lender:

        1) Borrower has entered into a Second Amendment to Lease Agreement ("Second Amendment") between Somphone Limited Partnership ("Lessor") and Borrower dated as of April 29, 2003, which Second Amendment modifies that certain Lease with an Option to Purchase dated February 9, 1998 between the Borrower and Lessor, as previously amended by a First Amendment to Lease Agreement dated May 8, 1998 (the "Ground Lease"), and Lender has consented to the terms of such Second Amendment. Borrower, Guarantor, Dallas and Lender are in the process of finalizing amendments to the Term Loan Agreements pertaining to the effect of the Second Amendment.

        2) Guarantor has informed Lender that under GAAP (as defined in each of the First Loan Agreement and the Second Loan Agreement), Guarantor is required to account for the Ground Lease as modified by the Second Amendment as a capital lease and, accordingly, is required to treat some or all of the rental payments under the Ground Lease as so amended as payments of principal or interest ("Capital Lease Debt"). Accordingly, Borrower and Guarantor have requested that Lender agree with them as follows regarding the treatment of such Capital Lease Debt under the Term Loan
               Agreements:

               a. Capital Lease Debt will be permitted debt under Section 5.02(c) of each of the Term Loan Agreements;

               b. Capital Lease Debt will be excluded from the calculations of (i) interest expense and current portion of long term debt in determining the Debt



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                      Service Coverage Ratio;  (ii)  unsubordinated  funded debt for purposes of the determining the Senior Leverage Ratio; and (iii) interest expense in determining the Interest Coverage Ratio, all as set forth in Section (f) of
                      Schedule II of each of the Term Loan Agreements.

        3) Borrower, Guarantor and Dallas have agreed with Lender to enter into formal amendments to the Term Loan Agreements (as part of or in addition to the amendments referred to in paragraph 1 above), which amendments will reflect the foregoing general principles and such reasonable refinements thereof as Lender shall require.



                                                   Very truly yours,


                                                   /s/ Christopher Mayrose
                                                   Christopher Mayrose
                                                   Vice President